Exhibit B

10b5-1 Plan

STOCK TRADING PLAN

This Stock Trading Plan (the “Plan”) is entered into between the parties below for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Broker” shall mean Goldman Sachs & Co. LLC.

Referred to hereinafter, individually and collectively, as the “Client”:

BlueCity Media Limited

Referred to hereinafter as the “Issuer”:	BlueCity Holdings Limited

Bloomberg Ticker:	BLCT

☐            Issuer is a shell company or former shell company (as defined under Rule 144(i)(1)). If this box is checked, refer to ANNEX C.

Goldman Sachs entity (“GS Entity”):	☐ Goldman Sachs & Co. LLC (“GS & Co.”)

☒ Goldman Sachs (Asia) LLC (“GSALLC”)

☐ Goldman Sachs (Singapore) Pte (“GSSP”)

☐ Goldman Sachs International (“GSI”)

☐ Goldman Sachs Bank AG (“GSBZ”)

☐ Goldman Sachs Bank Europe SE (“GSBE”)

GS Entity will be responsible for effecting one or more transactions in Client’s securities (the “Shares”) pursuant to the terms and conditions set forth below.  The Client hereby authorizes GS Entity to execute and act through and/or arrange for one or more of its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended), including without limitation, the Broker in effecting the terms of the Plan.

Transaction Side:	☒ Sale	☐ Purchase

Section 16 Insider of Issuer:	☐ Yes	☒ No (Not Applicable)

Total Number of Plan Shares:	1,000,000

☐    Plus additional number of shares to be determined according to ANNEX A

Plan Adoption Date:	March 31, 2021

First Trade Date:	May 3, 2021

Plan End Date:	April 29, 2022

For GS Entity Only:

Client Account Number(s):

Rep Code:        hk-8385      , Commission: ☒         4         cents per share, or ☐ ______ bps / with a minimum of ______

10b5-1 Plan
CONTINUED

IN WITNESS WHEREOF, the undersigned have executed this Plan as of the date written by Client below.

By signing the Plan, Client confirms that Client has read and understands all terms and conditions of the Plan, inclusive of the applicable Trade Schedules and Annexes, and agrees to be bound by such terms and conditions, and gives all the applicable representations, warranties and covenants contained herein.

BLUECITY MEDIA LIMITED

Signed:	Print Name: Baoli Ma

X /s/ Baoli Ma
Title: Sole Director	Date:

GS ENTITY

Signed:	Print Name:

X
Title: Managing Director	Date:

Client and GS Entity acknowledge and agree that Issuer is not a party to the Plan.

Issuer acknowledges receipt of a copy of the Plan and has concluded that the Plan, assuming the transactions of Shares are executed in accordance with the terms and conditions hereof, does not violate any policy or trading restriction of the Issuer, including the Issuer’s Insider Trading Policy.

ISSUER

Signed:	Print Name: Junchen Sun

X /s/ Junchen Sun
Title: Vice President	Date: